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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF LATHAM & WATKINS]


                                 July 14, 1997



UNIFI Communications, Inc.
900 Chelmsford Street
Lowell, MA 01851

          Re:  Registration Statement on Form S-4
               UNIFI Communications, Inc.
               File No. 333-25521
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Ladies and Gentlemen:

          In connection with the registration of (i) $175,000,000 aggregate principal amount of its 14% Senior Notes due 2002 (the "New Notes") by UNIFI Communications, Inc., a company incorporated under the laws of the State of Delaware (the "Company"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on April 21, 1997 (File No. 333-25521), as amended by Amendment No. 1 filed with the Commission on June 11, 1997, Amendment No. 2 filed with the Commission on June 25, 1997, and Amendment No. 3 filed with the Commission on July 14, 1997 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The New Notes will be issued pursuant to an indenture (the "Indenture"), dated as of February 21, 1997, among the Company and Fleet National Bank, as trustee (the "Trustee"). The New Notes will be issued in exchange for the Company's outstanding 14% Senior Notes due 2004 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

          In our capacity as your special counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.
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UNIFI Communications, Inc.
July 14, 1997
Page 2

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

          The New Notes to be exchanged for the Old Notes pursuant to the Exchange Offer have been duly authorized and, when the New Notes have been duly executed, issued, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will have been validly issued and delivered, and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          The opinion rendered in the forgoing paragraph relating to the enforceability of the New Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.20 of the Indenture; and (iv) we express no opinion with respect to whether acceleration of the New Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

          To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and other power and authority to perform its obligations under the Indenture.

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UNIFI Communications, Inc.
July 14, 1997
Page 3

          We have not been requested to express and, with your knowledge and consent, do not render any opinion with respect to the applicability to the obligations of the Company under the New Notes and the Indenture of Sections 547 and 548 of the Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor & Creditor Law) relating to fraudulent transfers and obligations.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                              Very truly yours,

                              /s/ Latham & Watkins

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